UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 22, 2011

Autodesk, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-14338	94-2819853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 McInnis Parkway

San Rafael, California 94903

(Address of principal executive offices, including zip code)

(415) 507-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Principal Accounting Officer

On September 22, 2011, the Board of Directors of Autodesk, Inc. (the “Company”) appointed Pamela Strayer, the Company’s current Vice President, Corporate Controller, as Principal Accounting Officer. Ms. Strayer will replace Mark Hawkins as the Company’s Principal Accounting Officer. Mr. Hawkins will continue to serve as the Company’s Chief Financial Officer and Principal Financial Officer. Ms. Strayer’s appointment was effective September 22, 2011.

Ms. Strayer, 43, has served as Vice President, Corporate Controller of the Company since July 2008. Previously, Ms. Strayer served as Senior Director, Corporate Controller from October 2007 to July 2008, and Senior Director, Assistant Corporate Controller from May 2005 to October 2007.

Ms. Strayer has no family relationships with any director, executive officer, or person nominated or chosen by Autodesk to become a director or executive officer of Autodesk. Ms. Strayer is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Ms. Strayer will continue working under her existing compensation arrangement. Ms. Strayer has not entered into any material plan, contract, arrangement or amendment in connection with her appointment as Principal Accounting Officer. Ms. Strayer will not receive any grant or award as a result of her appointment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTODESK, INC.

By:	/s/ MARK J. HAWKINS
Mark J. Hawkins Executive Vice President and Chief Financial Officer

Date: September 27, 2011